UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2013

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 North LaSalle Street, Suite 4000, Chicago, Illinois		60602
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (312) 630-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

On May 17, 2013, United States Cellular Corporation (“U.S. Cellular”), a subsidiary of Telephone and Data Systems, Inc. (“TDS”), issued a press release announcing the closing of the transactions contemplated by the Purchase and Sale Agreement described below (the “Divestiture Transaction”).  A copy of the press release is incorporated by reference herein on Exhibit 99.1.

As previously disclosed, on November 6, 2012, U.S. Cellular entered into a Purchase and Sale Agreement and certain related agreements with subsidiaries of Sprint Nextel Corp. (“Sprint”).  TDS’ Current Report on Form 8-K dated November 6, 2012 describing the foregoing is incorporated herein by reference.

Pursuant to the Purchase and Sale Agreement, on May 16, 2013, U.S. Cellular transferred customers and certain PCS license spectrum to Sprint in U.S. Cellular's Chicago, central Illinois, St. Louis and certain Indiana/Michigan/Ohio markets (“Divestiture Markets”) in consideration for $480 million in cash at closing, subject to pro-rations of certain assets and liabilities.

U.S. Cellular has retained other assets and liabilities related to the Divestiture Markets, including network assets, retail stores and related equipment, and other buildings and facilities. The transaction does not affect spectrum licenses held by U.S. Cellular or variable interest entities that are not currently used in the operations of the Divestiture Markets.

Pursuant to the Purchase and Sale Agreement, U.S. Cellular and Sprint also entered into certain other agreements, including customer and network transition services agreements, which require U.S. Cellular to provide customer, billing and network services to Sprint for a period of up to 24 months after the closing date.  Sprint will reimburse U.S. Cellular for providing such services at an amount equal to U.S. Cellular's cost, including applicable overhead allocations.  In addition, these agreements require Sprint to reimburse U.S. Cellular up to $200 million for certain network decommissioning costs, network site lease rent and termination costs, network access termination costs, and employee termination benefits for specified engineering employees.

In addition to the foregoing described arrangements, TDS and U.S. Cellular and their affiliates have certain arms’ length, ordinary business relationships with Sprint and its affiliates, including roaming agreements.

Because the Divestiture Transaction meets at least one of the significance tests specified in Item 2.01 of Form 8-K, TDS is incorporating, as Exhibit 99.2 to this Form 8-K, unaudited pro forma condensed consolidated financial statements for TDS as of and for the three months ended March 31, 2013 and for the year ended December 31, 2012, that give effect to the Divestiture Transaction.  Such pro forma financial information was combined with pro forma information relating to the deconsolidation of certain partnership interests, as previously disclosed, and as described in the incorporated pro forma financial statements.

Item 8.01.  Other Events

The press release issued on May 17, 2013 also announced the declaration by U.S. Cellular of a special cash dividend of $5.75 per share, payable on June 25, 2013 to all holders of U.S. Cellular Common Shares and Series A Common Shares of record at the close of business on June 11, 2013.  A copy of the press release is incorporated by reference herein as Exhibit 99.1.

The aggregate amount of the dividend is approximately $481 million.  Because TDS owns all of the Series A Common Shares and approximately 74.3% of the Common Shares, representing approximately 84.4% of the shares of common stock of U.S. Cellular, TDS will receive approximately $406 million of the total dividend and U.S. Cellular’s public shareholders will receive approximately $75 million of the total dividend.  As a result, because TDS consolidates U.S. Cellular, the amount of the outflow of cash from the TDS consolidated group as a result of the U.S. Cellular dividend will be approximately $75 million.

Item 9.01.  Financial Statements and Exhibits

(b)  Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial statements of TDS as of and for the three months ended March 31, 2013 and for the year ended December 31, 2012, that give effect to the Divestiture Transaction, as discussed above in item 2.01, are incorporated herein as Exhibit 99.2.

(d)       Exhibits:

In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the reistrant has duly caused this report to be signed on its behlaf by the undersigned, thereto duly authorized.

Telephone and Data Systems, Inc.
(Registrant)

Date:	May 21, 2013

By:	/s/ Douglas D. Shuma
Douglas D. Shuma
Senior Vice President and Corporate Controller

EXHIBIT INDEX

The following exhibits are filed or furnished herewith as noted below.

Exhibit No.	Description
99.1	U.S. Cellular Press Release issued May 17, 2013, is hereby incorporated by reference from Exhibit 99.1 to U.S. Cellular's Current Report on Form 8-K dated the date hereof.

99.2

Unaudited pro forma condensed consolidated financial statements of TDS as of and for the three months ended March 31, 2013 and for the year ended December 31, 2012 that give effect to the Divestiture Transaction, are hereby incorporated by reference from Exhibit 99.1 to the Company’s Current Report on Form 8-K dated May 3, 2013.

99.3	Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement